Exhibit 5.1

[Letterhead of]

CRAVATH, SWAINE & MOORE LLP

[New York Office]

June 2, 2015

Time Warner Inc.,

Historic TW Inc.,

Home Box Office, Inc. and

Turner Broadcasting System, Inc.

3.60% Notes due 2025

4.85% Debentures due 2045

Ladies and Gentlemen:

We have acted as counsel for Time Warner Inc., a Delaware corporation (the “Company”), Historic TW Inc., a Delaware corporation (“Historic TW”), Home Box Office, Inc., a Delaware corporation (“HBO”), and Turner Broadcasting System, Inc., a Georgia corporation (“TBS” and, together with Historic TW and HBO, the “Guarantors”), in connection with the public offering and sale by the Company of $1,500,000,000 aggregate principal amount of 3.60% Notes due 2025 (the “Notes”) and $600,000,000 aggregate principal amount of 4.85% Debentures due 2045 (the “Debentures” and, together with the Notes, the “Debt Securities”), in each case to be issued pursuant to the Indenture dated as of March 11, 2010 (the “Indenture”), among the Company, the Guarantors and The Bank of New York Mellon, as Trustee. Pursuant to the Indenture, the Debt Securities will be unconditionally guaranteed by Historic TW, and Historic TW’s guarantee of the Debt Securities will be unconditionally guaranteed by HBO and TBS (collectively, the “Guarantees” and, together with the Debt Securities, the “Securities”).

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including (a) the Certificate of Incorporation, as amended or restated, of each of the Company, Historic TW and HBO; (b) the By-laws, as amended, of each of the Company, Historic TW and HBO; (c) the Transaction Approval and Reporting Guidelines dated July 30, 2013, approved by the Board of Directors of the Company at a meeting on July 30, 2013; (d) certain resolutions adopted by the Board of Directors of the Company at meetings on January 28, 2010, January 31, 2013 and January 29, 2015, certain resolutions adopted by the Audit and Finance Committee of the Board of Directors of the Company at meetings on January 28, 2015 and April 22, 2015, certain resolutions adopted at a meeting on March 1, 2010 by the Financing Committee appointed by the Board of Directors of the Company at a meeting on January 28, 2010, and certain resolutions adopted at a meeting on May 15, 2015 by the Financing Committee appointed by the Audit and Finance Committee of the Board of Directors of the Company at meetings on January 28, 2015 and April 22, 2015; (e) certain officer’s certificates dated July 14, 2010 and June 1, 2015; (f) certain resolutions adopted by the Board of Directors of Historic TW by unanimous written consents dated February 3, 2010, February 15, 2013, March 27, 2015 and April 30, 2015; (g) certain resolutions adopted by the Board of Directors of HBO by unanimous written consents dated February 5, 2010, February 20, 2013, March 26, 2015 and May 1, 2015; (h) the Registration Statement on Form S-3 (Registration No. 333-186798) filed with the Securities and Exchange Commission (the “Commission”) on February 22, 2013, for registration under the Securities Act of 1933, as amended (the “Securities Act”), of various securities of the Company and the Guarantors, to be issued from time to time by the Company and the Guarantors (the “Registration Statement”); (i) the related Prospectus dated February 22, 2013 (together with the documents incorporated therein by reference, the “Basic Prospectus”); (j) the Prospectus Supplement dated May 28, 2015, filed with the Commission pursuant to Rule 424(b) under the Securities Act (together with the Basic Prospectus and any material incorporated therein by reference, the “Prospectus”); (k) the Pricing Term Sheet dated May 28, 2015, filed with the Commission pursuant to Rule 433 under the Securities Act; (l) the Underwriting Agreement, as executed on May 28, 2015 (the “Underwriting Agreement”); (m) the Indenture; (n) a specimen global certificate for the Notes and (o) a specimen global certificate for the Debentures.

As to various questions of fact material to this opinion, we have relied upon representations of officers or directors of the Company and documents furnished to us by the Company without independent verification of their accuracy. In expressing the opinions set forth herein, we have assumed, with your consent and without independent investigation or verification, (a) the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as duplicates or copies, (b) that the Indenture has been duly authorized, executed and delivered by, and represents a legal, valid and binding obligation of, the Trustee and (c) that the guarantee by TBS has been duly authorized, executed and delivered by TBS.

Based on the foregoing and subject to the qualifications set forth herein, and subject to compliance with applicable state securities laws, we are of opinion that, when the Debt Securities are executed and authenticated in accordance with the provisions of the Indenture, and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, (i) the Debt Securities will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law) and (ii) the Guarantees will constitute legal, valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms and entitled to the benefits of the Guarantees (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

We are admitted to practice in the State of New York and we express no opinion as to any matters governed by any law other than the law of the State of New York, the Federal law of the United States of America and the General Corporation Law of the State of Delaware. Our opinions, insofar as they involve matters of the laws of the State of Georgia, are qualified to the extent that we have relied upon the opinion dated the date hereof of Louise S. Sams, Esq., Executive Vice President, General Counsel and Secretary of TBS (the “TBS Opinion”), a copy of which has been delivered to you, and we have assumed, without independent investigation, the correctness of, and take no responsibility for, the TBS Opinion.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed on June 2, 2015, and to the incorporation by reference of this opinion into the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the prospectus supplement forming a part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

Time Warner Inc.

Historic TW Inc.

        One Time Warner Center

            New York, NY 10019

Home Box Office, Inc.

        1100 Avenue of the Americas

            New York, NY 10036

Turner Broadcasting System, Inc.

        One CNN Center

            Atlanta, GA 30303

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